UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 11, 2009
BEAZER HOMES USA, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-12822	54-2086934
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1000 Abernathy Road, Suite 1200
Atlanta Georgia 30328
(Address of Principal
Executive Offices)
(770) 829-3700
(Registrant’s telephone number, including area code)
None
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On September 11, 2009, Beazer Homes USA, Inc. (the “Company”) issued and sold $250 million aggregate principal amount of its 12% Senior Secured Notes due 2017 (the “Notes”) through a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes were initially sold pursuant to a purchase agreement, dated September 3, 2009, among the Company, the wholly-owned subsidiaries named as guarantors therein (the “Guarantors”) and Citigroup Global Markets Inc. and Moelis & Company LLC (collectively the “Initial Purchasers”). Interest on the Notes is payable semi-annually in cash in arrears on April 15 and October 15 of each year, commencing April 15, 2010.
The Notes were issued under an Indenture, dated as of September 11, 2009 (the “Indenture”), among the Company, the Guarantors, U.S. Bank National Association, as trustee, and Wilmington Trust FSB, as notes collateral agent. The Indenture contains covenants which, subject to certain exceptions, limit the ability of the Company and its restricted subsidiaries (as defined in the Indenture) to, among other things, incur additional indebtedness, engage in certain asset sales, make certain types of restricted payments, engage in transactions with affiliates and create liens on assets of the Company or the Guarantors. Upon a change of control (as defined in the Indenture), the Indenture requires the Company to make an offer to repurchase the Notes at 101% of their principal amount, plus accrued and unpaid interest. If the Company sells certain assets and does not reinvest the net proceeds in compliance with the Indenture, then the Company must use the net proceeds to offer to repurchase the Notes at 100% of their principal amount, plus accrued and unpaid interest.
The Company may redeem the Notes at any time prior to October 15, 2012, in whole or in part, at a redemption price equal to 100% of the principal amount plus the Applicable Premium (as defined in the Notes) as of, plus accrued and unpaid interest to, the redemption date. Thereafter, the Company may redeem some or all of the Notes at redemption prices set forth in the Indenture.
The Notes and the guarantees will be secured on a second priority basis by, subject to exceptions specified in the security documents and permitted liens, substantially all of the tangible and intangible assets of the Company and the Guarantors, but excluding in any event the capital stock of any subsidiary or other affiliate held by the Company or any Guarantor. In addition, the Notes and the guarantees will be secured on a first priority basis by the net cash proceeds from the issuance of the Notes (less amounts required by the Company to fund certain repurchases of outstanding senior notes), which have been deposited in an escrow account to secure the Notes and the guarantees. Funds in the escrow account shall be released to the Company upon the filing of mortgages granted to the notes collateral agent (as defined in the Indenture) with respect to real properties having an aggregate book value of approximately $113 million. Under circumstances specified in the Indenture, the liens on the collateral (as defined in the Indenture) may be released without the consent of the holders of Notes.
The Indenture contains customary events of default.
In connection with the issuance of the Notes, the Company and the Guarantors entered into the Registration Rights Agreement, dated as of September 11, 2009 (the “Registration Rights Agreement”), with the Initial Purchasers. The Registration Rights Agreement requires the Company to register under the Securities Act 12% Senior Secured Notes due 2017 (the “Exchange Notes”) having substantially identical terms to the Notes and to complete an exchange of the privately placed Notes for the publicly registered Exchange Notes or, if the exchange cannot be effected, to file and keep effective a shelf registration statement for resale of the privately placed Notes. Failure of the Company to comply with the registration and exchange requirements in the Registration Rights Agreement within the specified time period would require the Company to pay as liquidated damages additional interest on the privately placed Notes until the failure to comply is cured.
The foregoing descriptions of the Notes, the Indenture and the Registration Rights Agreement are qualified by reference in their entirety to copies of such documents or forms of such documents. The forms of the Notes, the Indenture and the Registration Rights Agreement are filed herewith as exhibits and incorporated in this Item 1.01 by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The disclosure contained in Item 1.01 is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits
4.1	Form of Indenture, dated as of September 11, 2009, by and among Beazer Homes USA, Inc., the subsidiary guarantors party thereto, U.S. Bank National Association, as trustee, and Wilmington Trust FSB, as notes collateral agent

4.2	Form of Senior Secured Note due 2017 (included in Exhibit 4.1)

4.3	Form of Registration Rights Agreement, dated September 11, 2009, by and among Beazer Homes USA, Inc., the guarantors party thereto, Citigroup Global Markets Inc. and Moelis & Company LLC

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEAZER HOMES USA, INC.
Date: September 16, 2009	By:	/s/ Allan P. Merrill
Allan P. Merrill
Executive Vice President and Chief Financial Officer